UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 15, 2014

BIND THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36072	56-2596148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Vassar Street, Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 491-3400

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2014, the Board of Directors (the “Board”) of BIND Therapeutics, Inc. (the “Company”) appointed Andrew Hirsch as Chief Operating Officer of the Company. Mr. Hirsch will also continue to serve as the Company’s Chief Financial Officer. In addition, the Board appointed Jeff Hrkach, Ph.D., formerly Senior Vice President, Technology Research and Development, as Chief Technology Officer of the Company.

Mr. Hirsch, age 43, has served as the Company’s Chief Financial Officer since July 2012. From June 2011 to May 2012, he was Vice President of Finance and Chief Financial Officer at Avila Therapeutics, Inc., a biotechnology company, until its acquisition by Celgene Corporation. From 2002 to 2011, Mr. Hirsch served in roles of increasing responsibility at Biogen Idec, a biotechnology company, including the most recent role from 2010 to 2011 as Vice President, Corporate Strategy and M&A. From 2007 to 2010, Mr. Hirsch held various positions in the finance organization at Biogen Idec including leading the company’s Business Planning and Investor Relations functions. In addition, he served as Program Executive in neurology, leading the development teams at Biogen Idec for the BG-12 (now marketed as Tecfidera), Avonex and Tysabri programs.

Dr. Hrkach, age 48, served as the Company’s Senior Vice President, Technology, Research and Development since January 2010. From August 2009 to January 2010, he served as the Company’s interim President, and from July 2007 to August 2009, he served as the Company’s Vice President of Pharmaceutical Sciences.

In connection with the appointments, Mr. Hirsch’s annual base salary was increased to $342,000, and his annual performance-based target bonus was increased to 35% of his annual base salary. Dr. Hrkach’s annual base salary was increased to $335,500, and his annual performance-based target bonus is 30% of his base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIND THERAPEUTICS, INC.

Date: March 3, 2014	By:	/s/ Scott Minick
Scott Minick
President and Chief Executive Officer